SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 551	Trade Date:	7/24/2006
(To Prospectus dated January 5, 2005 and	Issue Date:	7/27/2006
Prospectus Supplement dated January 5, 2005)

The date of this Pricing Supplement is 7/24/2006

CUSIP	Stated Interest Rate Per Annum (1)	Maturity Date	Price to Public (2) (3)	Discounts & Commissions	Interest Payment		Survivor’s Option	Subject to Redemption		Aggregate Principal Amount	Net Proceeds	OID Status
								Yes/No	Date and terms of redemption
					Frequency	First Payment
78490FZC6	6.350%	09/15/2031	100%	2.500%	Monthly	08/15/06	No	Yes	Callable at 100% on 9/15/2011 and Continuous thereafter with 10 NY business days notice.	5,152,000	5,023,200.00	N

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

1	The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.
2	Expressed as a percentage of aggregate principal amount.
3	See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.